Exhibit 4.2

Execution Version

ENABLE MIDSTREAM PARTNERS, LP,

AS ISSUER

AND

U.S. BANK NATIONAL ASSOCIATION,

AS TRUSTEE

Fourth Supplemental Indenture

Dated as of September 13, 2019

to

Indenture

Dated as of May 27, 2014

4.150% Senior Notes due 2029

-i-

This FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”) is made as of September 13, 2019, by and between ENABLE MIDSTREAM PARTNERS, LP, a Delaware limited partnership, having its principal office at 499 West Sheridan Avenue, Suite 1500, Oklahoma City, Oklahoma 73102 (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (herein called the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has heretofore entered into an Indenture, dated as of May 27, 2014 (the “Original Indenture”), with U.S. Bank National Association, as Trustee, to provide for the issuance from time to time of its unsecured senior debt securities (the “Securities”);

WHEREAS, under the Original Indenture, a new series of Securities may at any time be established in accordance with the provisions of the Original Indenture and the form and terms of the Securities of such series may be established by a supplemental indenture executed by the Company and the Trustee;

WHEREAS, the Company proposes to create under the Original Indenture a new series of Securities to be issued in an initial aggregate principal amount of $550,000,000, designated as the 4.150% Senior Notes due 2029, to be issued on the terms set forth herein;

WHEREAS, the Original Indenture is incorporated herein by this reference, and the Original Indenture, as amended and supplemented to the date hereof, including by this Fourth Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, additional Securities of other series hereafter established, except as may be limited in the Indenture as at the time supplemented and modified, may be issued from time to time pursuant to the Indenture as at the time supplemented and modified; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Fourth Supplemental Indenture and to make it the valid and binding obligations of the Company have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

RELATION TO ORIGINAL INDENTURE; DEFINITIONS

Section 1.01 Relation to Original Indenture. With respect to the Notes, this Fourth Supplemental Indenture constitutes an integral part of the Original Indenture.

Section 1.02 Generally. The rules of interpretation set forth in the Original Indenture shall be applied hereto as if set forth in full herein.

Section 1.03 Definitions. The following defined terms used herein with respect to the Notes shall, unless the context otherwise requires, have the meanings specified below. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Original Indenture.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Fourth Supplemental Indenture in accordance with Sections 2.02 and 2.06 of this Fourth Supplemental Indenture, as part of the same series as the Initial Notes.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Security, the rules and procedures of the Depositary, Euroclear Bank, S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, S.A. that apply to such transfer or exchange.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed, calculated as if the maturity date of the Notes were the Par Call Date (the “Remaining Term”), that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Term of the Notes; provided, however, that if no maturity is within three months before or after the Par Call Date, yields for the two published maturities most closely corresponding to such United States Treasury security will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month.

“Comparable Treasury Price” means, with respect to any Redemption Date, (a) the average of two Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest of all of the Reference Treasury Dealer Quotations or (b) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Net Tangible Assets” means at any date of determination, the total amount of consolidated assets of the Company and its Subsidiaries after deducting therefrom (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt), and (b) the value (net of any applicable reserves and accumulated amortization) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of the Company and its Subsidiaries for the most recently completed fiscal quarter or fiscal year, as applicable.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit, performance bonds and other obligations issued by or for the account of such Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third Business Day following demand for reimbursement, (d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade and accounts payables and accrued expenses incurred in the ordinary course of business, (e) all finance lease obligations of such Person, (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person (provided that if the obligations so secured have not been assumed in full by such Person or are not otherwise such Person’s legal liability in full, then such obligations shall be deemed to be in an amount equal to the greater of (i) the lesser of (A) the full amount of such obligations and (B) the fair market value of such assets, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution, and (ii) the amount of obligations as have been assumed by such Person or which are otherwise such Person’s legal liability), and (g) all Debt of others (other than endorsements in the ordinary course of business) guaranteed by such Person to the extent of such guarantee.

“Global Security Legend” means the legend set forth in Section 2.07(6) hereof, which is required to be placed on all Global Securities issued under this Fourth Supplemental Indenture.

“Global Securities” means, individually and collectively, each of the Global Securities deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Annex A hereto, and that bears the Global Security Legend and that has the “Schedule of Exchanges of Interests in the Global Security” attached thereto, issued in accordance with Section 2.02 of this Fourth Supplemental Indenture.

“Initial Notes” means the 4.150% Senior Notes due 2029 being issued by the Company under the Indenture and sold to the Underwriters pursuant to the Underwriting Agreement.

“Interest Payment Dates” means March 15 and September 15, commencing on March 15, 2020.

“Lien” means any mortgage, lien, pledge, security interest, charge, adverse claim, or other encumbrance.

“Original Issue Date” means September 13, 2019.

“Par Call Date” means June 15, 2029.

“Principal Property” means, whether owned or leased on the date of this Fourth Supplemental Indenture or subsequently acquired, any pipeline, gathering system, terminal, storage facility, processing plant or other plant or facility owned or leased by the Company or its Subsidiaries and used in the transportation, distribution, terminalling, gathering, treating, processing, marketing or storage of natural gas, natural gas liquids, propane, crude oil, condensate or fresh or produced water except (a) any property or asset consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles (but excluding vehicles that generate transportation revenues) and (b) any such property or asset, plant or terminal which, in the good faith opinion of the Board of Directors of the General Partner as evidenced by resolutions of the Board of Directors of the General Partner, is not material in relation to the activities of the Company and its Subsidiaries, taken as a whole.

“Principal Subsidiary” means any Subsidiary of the Company that owns or leases, directly or indirectly, a Principal Property.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means each of (a) Citigroup Global Markets Inc., J.P. Morgan Securities LLC and a Primary Treasury Dealer (as defined below) selected by MUFG Securities Americas Inc., and their respective successors which are U.S. government securities dealers (a “Primary Treasury Dealer”); provided, however, that if the foregoing ceases to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer and (b) one other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Regular Record Date” means, with respect to each Interest Payment Date, the close of business on March 1 or September 1, respectively, prior to such Interest Payment Date (whether or not a Business Day).

“Sale-Leaseback Transaction” means the sale or transfer by the Company or any Principal Subsidiary of any Principal Property to a Person (other than a Principal Subsidiary) and the taking back by the Company or any Principal Subsidiary, as the case may be, of a lease of such Principal Property.

“Stated Maturity” means September 15, 2029.

“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding any Redemption Date.

“Underwriters” has the meaning set forth in the Underwriting Agreement.

“Underwriting Agreement” means the Underwriting Agreement dated as of September 4, 2019 among the Company and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and MUFG Securities Americas Inc., as representatives for the several Underwriters listed on Schedule I thereto.

ARTICLE 2

ESTABLISHMENT OF SERIES; NOTES

Section 2.01 Establishment. There is hereby established a new series of Securities to be issued under the Indenture, designated as the Company’s 4.150% Senior Notes due 2029, which Securities are to consist of Initial Notes and Additional Notes. The Initial Notes and the Additional Notes are referred to collectively as the “Notes” and shall constitute a single series of Securities hereunder. The Notes shall have the forms and terms specified in this Article 2.

Section 2.02 Authentication and Delivery. There are to be authenticated and delivered $550,000,000 principal amount of Initial Notes on the Original Issue Date, and Additional Notes of each series may be authenticated and delivered from time to time as provided by Sections 301, 304, 305, 306, 906 or 1107 of the Original Indenture or as provided in Section 2.06 of this Fourth Supplemental Indenture. The Notes shall be fully registered and without coupons and shall be initially issued in the form of one or more Global Securities substantially in the form set out in Annex A hereto, which is hereby incorporated into this Fourth Supplemental Indenture by reference. The Notes shall be senior debt securities.

Each Note shall be dated the date of authentication thereof and shall bear interest from the Original Issue Date or from the most recent Interest Payment Date to which interest has been paid or duly provided for.

Section 2.03 Payment of Principal and Interest. The principal of the Notes shall be due at Stated Maturity, unless earlier redeemed. The principal amount of the Notes shall bear interest at the rate of 4.150% per annum until paid or duly provided for, such interest to accrue from the Original Issue Date or from the most recent Interest Payment Date on which interest has been paid or duly provided for. Subject to Section 307 of the Original Indenture, interest shall be paid semi-annually in arrears on each Interest Payment Date to the Person or Persons in whose name the Notes are registered on the Regular Record Date for such Interest Payment Date; provided, that interest payable at the Stated Maturity of principal or on a Redemption Date as provided herein shall be paid to the Person to whom principal is payable. The Company shall pay interest on overdue principal and premium, if any, from time to time on demand at the same rate; and it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.

Payments of interest on the Notes shall include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for the Notes shall be computed and paid on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the Notes is not a Business Day, then payment of the interest payable on such date shall be made on the next succeeding day that is a Business Day (and without any interest or payment in respect of any such delay) with the same force and effect as if made on the date the payment was originally payable.

Payment of principal of, premium, if any, and interest on the Notes shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of principal of, premium, if any, and interest on the Notes represented by a Global Security shall be made by wire transfer of immediately available funds to the Depositary therefor; provided, that in the case of payments of principal and premium, if any, at maturity or upon redemption, such Global Security is first surrendered to a Paying Agent. If any of the Notes are no longer represented by Global Securities, (i) payments of principal, premium, if any, and interest due at the Stated Maturity or earlier redemption of such Notes shall be made at the office of any Paying Agent upon surrender of such Notes to such Paying Agent and (ii) payments of interest shall be made, at the option of the Company, subject to such surrender where applicable, by (A) check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (B) wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least 16 days prior to the date for payment by the Person entitled thereto.

Section 2.04 Denominations. The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Section 2.05 Place of Payment and Paying Agent. The Place of Payment with respect to the Notes shall be the offices of the Paying Agent with respect to the Notes in the Borough of Manhattan, The City of New York.

The Company initially appoints the Trustee to act as Paying Agent and Security Registrar with respect to the Notes.

Section 2.06 Amount Not Limited. The aggregate principal amount of Notes of any series that may be authenticated and delivered under this Fourth Supplemental Indenture shall not be limited, and Additional Notes of any series may be issued from time to time without any consent of Holders or of the Trustee. The Company may, upon the execution and delivery of this Fourth Supplemental Indenture or from time to time thereafter, execute and deliver the Additional Notes to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Additional Notes upon a Company Order and delivery of such other documentation as shall be required by the Original Indenture.

Section 2.07 Transfer and Exchange.

(1)    Transfer and Exchange of Global Securities. A Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Securities will be exchanged by the Company for Definitive Securities if:

(a)    the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days after the date of such notice from the Depositary;

(b)    the Company in its sole discretion determines that the Global Securities (in whole but not in part) should be exchanged for Definitive Securities and deliver a written notice to such effect to the Trustee; or

(c)    there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Depositary notifies the Trustee of its decision to exchange the Global Securities for Definitive Securities.

Upon the occurrence of either of the preceding events in (a) or (b) above, Definitive Securities shall be issued in such names as the Depositary shall instruct the Trustee. Global Securities also may be exchanged or replaced, in whole or in part, as provided in Sections 304 and 306 of the Original Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Security or any portion thereof, pursuant to this Section 2.07 or Sections 304 or 306 of the Original Indenture shall be authenticated and delivered in the form of, and shall be, a Global Security. A Global Security may not be exchanged for another Note other than as provided in this Section 2.07(1); however, beneficial interests in a Global Security may be transferred and exchanged as provided in Section 2.07(2) or (3) hereof.

(2)    Transfer and Exchange of Beneficial Interests in the Global Securities. The transfer and exchange of beneficial interests in the Global Securities will be effected through the Depositary, in accordance with the provisions of this Fourth Supplemental Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Securities also will require the transferor of such beneficial interest to deliver to the Registrar either:

(a)    both:

(A)    a written order from a participant or an indirect participant in the Depositary given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Security in an amount equal to the beneficial interest to be transferred or exchanged; and

(B)    instructions given in accordance with the Applicable Procedures containing information regarding the participant account to be credited with such increase; or

(b)    both:

(A)    a written order from a participant or an indirect participant in the Depositary given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Security in an amount equal to the beneficial interest to be transferred or exchanged; and

(B)    instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Security shall be registered to effect the transfer or exchange referred to in (i) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Securities contained in this Fourth Supplemental Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Security(ies) pursuant to Section 2.07(7) hereof.

(3)    Transfer or Exchange of Beneficial Interests for Definitive Securities. If any holder of a beneficial interest in a Global Security proposes to exchange such beneficial interest for a Definitive Security or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Security, then, upon satisfaction of the conditions set forth in Section 2.07(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Security to be reduced accordingly pursuant to Section 2.07(7) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Security in the appropriate principal amount. Any Definitive Security issued in exchange for a beneficial interest pursuant to this Section 2.07(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the participant or indirect participant. The Trustee will deliver such Definitive Securities to the Persons in whose names such Securities are so registered.

(4)    Transfer and Exchange of Definitive Notes for Beneficial Interests. Definitive Securities may not be exchanged for beneficial interests in a Global Security.

(5)    Transfer and Exchange of Definitive Securities for Definitive Securities. Upon request by a Holder of Definitive Securities and such Holder’s compliance with the provisions of this Section 2.07(5), the Registrar will register the transfer or exchange of Definitive Securities. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Securities duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. A Holder of Definitive Securities may transfer such Securities to a Person who takes delivery thereof in the form of a Definitive Security. Upon receipt of a request to register such a transfer, the Registrar shall register the Definitive Securities pursuant to the instructions from the Holder thereof.

(6)    Legends. The following legend will appear on the face of all Global Securities issued under this Fourth Supplemental Indenture unless specifically stated otherwise in the applicable provisions of this Fourth Supplemental Indenture:

“THIS DEBT SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS DEBT SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY DEBT SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN

EXCHANGE FOR OR IN LIEU OF, THIS DEBT SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES. THE DEPOSITORY TRUST COMPANY SHALL ACT AS THE DEPOSITARY UNTIL A SUCCESSOR SHALL BE APPOINTED BY THE COMPANY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(7)    Cancellation and/or Adjustment of Global Securities. At such time as all beneficial interests in a particular Global Security have been exchanged for Definitive Securities or a particular Global Security has been redeemed, repurchased or canceled in whole and not in part, each such Global Security will be returned to or retained and canceled by the Trustee in accordance with Section 309 of the Original Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security or for Definitive Securities, the principal amount of Securities represented by such Global Securities will be reduced accordingly and an endorsement will be made on such Global Security by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security, such other Global Security will be increased accordingly and an endorsement will be made on such Global Security by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(8)    General Provisions Relating to Transfers and Exchanges.

(a)    To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Securities and Definitive Securities upon receipt of a Company Order or at the Registrar’s request.

(b)    No service charge will be made to a holder of a beneficial interest in a Global Security or to a Holder of a Definitive Security for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 304 of the Original Indenture and Article 3 of this Fourth Supplemental Indenture).

(c)    All Global Securities and Definitive Securities issued upon any registration of transfer or exchange of Global Securities or Definitive Securities will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Fourth Supplemental Indenture, as the Global Securities or Definitive Securities surrendered upon such registration of transfer or exchange.

(d)    Neither the Registrar nor the Company will be required:

(A)    to issue, to register the transfer of or to exchange, any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Article 3 of this Fourth Supplemental Indenture and ending at the close of business on the day of selection;

(B)    to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)    to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(e)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Registrar or Paying Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Registrar or Paying Agent or the Company shall be affected by notice to the contrary.

(f)    The Trustee will authenticate Global Securities and Definitive Securities for original issue in accordance with the provisions of Section 2.02 of the Fourth Supplemental Indenture.

(g)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.07 to effect a registration of transfer or exchange may be submitted by facsimile.

(9)    Transfers of Securities Held by Affiliates. Notwithstanding anything to the contrary in this Section 2.07, any certificate (i) evidencing a Note that has been transferred to an affiliate (as defined in Rule 405 of the Securities Act) of the Company, as evidenced by a notation on the certificate of transfer or certificate of exchange for such transfer or in the representation letter delivered in respect thereof, or (ii) evidencing a Note that has been acquired from an affiliate (other than by an affiliate) in a transaction or a chain of transactions not involving any public offering, as evidenced by a notation on the certificate of transfer or certificate of exchange for such transfer or in the representation letter delivered in respect thereof, shall, until one year after the last date on which either the issuers or any affiliate of the issuers was an owner of such Note, in each case, be in the form of a permanent Definitive Note. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.07(9). The Company, at its sole cost and expense, shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable advance written notice to the Trustee.

ARTICLE 3

REDEMPTION; SINKING FUND

Section 3.01 Optional Redemption. At any time prior to the Par Call Date, the Notes shall be redeemable, in whole or in part, at the option of the Company at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been due if the Notes matured on the Par Call Date (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points, plus accrued and unpaid interest, if any, on the principal amount being redeemed to, but not including, such Redemption Date. From and after the Par Call Date, the Notes shall be redeemable, in whole or in part, at the option of the Company, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount being redeemed to, but not including, such Redemption Date.

Section 3.02 Mandatory Redemption. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes and shall have no obligation to repurchase any Notes at the option of the Holders.

ARTICLE 4

COVENANT SUPPLEMENTS

The covenants contained in this Article 4 shall apply to the Notes only and not to any other series of Securities issued under the Original Indenture, and any covenants provided in this Article 4 are expressly being included solely for the benefit of the Notes and not for the benefit of any other series of Securities issued under the Original Indenture. The covenants contained in this Article 4 shall be effective only for so long as any Notes remain Outstanding.

Section 4.01 Limitation on Liens. While any of the Notes remain Outstanding, the Company shall not, nor may it permit any Principal Subsidiary to, create, or permit to be created or to exist, any Lien of any kind upon any Principal Property of the Company or any Principal Subsidiary, or upon any shares of stock of any Principal Subsidiary, whether such Principal Property is, or shares of stock are, now owned or hereafter acquired, to secure any Debt of the Company or any other Person, unless it shall make effective provision whereby the Notes then Outstanding shall be secured by such Lien equally and ratably with any and all such Debt thereby secured so long as such Debt shall be so secured; provided, however, that nothing in this Section 4.01 shall be construed to prevent the Company or any Principal Subsidiary from creating, or from permitting to be created or to exist, any Liens with respect to:

(a)    purchase money mortgages, or other purchase money Liens or capitalized leases of any kind upon property acquired by the Company or any Principal Subsidiary after the Original Issue Date, or Liens of any kind existing on any property or any shares of stock at the time of the acquisition thereof (including Liens that exist on any property or any shares of stock of a Person that is consolidated with or merged with or into the Company or any Principal Subsidiary or that transfers or leases all or substantially all of its properties to the Company or any Principal Subsidiary), or conditional sales agreements or other title retention agreements and leases in the nature of title retention agreements with respect to any property hereafter acquired; provided, however, that no such Lien shall extend to or cover any other property of the Company or such Principal Subsidiary;

(b)    Liens upon any property of the Company or any Principal Subsidiary or upon any shares of stock of any Principal Subsidiary existing as of the Original Issue Date or upon the property or any shares of stock of any entity, which Liens existed at the time such entity became a Subsidiary of the Company;

(c)    Liens for taxes or assessments or other governmental charges or levies relating to amounts that are not yet delinquent (after giving effect to any applicable grace period) or are being contested in good faith by appropriate proceedings;

(d)    pledges or deposits to secure: (i) other governmental charges or levies; (ii) obligations under worker’s compensation laws, unemployment insurance, pension plans and other social security legislation, retirement benefits and/or other similar legislation; (iii) performance in connection with bids, tenders, contracts (other than contracts for the payment of money or borrowed money) or leases to which the Company or any Principal Subsidiary is a party; (iv) public or statutory obligations of the Company or any Principal Subsidiary; and/or (v) surety, stay, appeal, indemnity, customs, performance or return-of-money bonds or pledges or deposits in lieu thereof and other obligations of a like nature or arising as a result of progress payments under a contract;

(e)    any builders’, materialmen’s, mechanics’, carriers’, warehousemen’s, workers’, repairmen’s, operators’, landlords’ and/or other similar Liens which, if the Liens relate to obligations of the Company or any Principal Subsidiary, is not more than sixty (60) days past due or which is being contested in good faith by appropriate proceedings, and any undetermined Lien which is incidental to construction, development, improvement or repair;

(f)    Liens created by or resulting from any litigation, proceeding, decree or order of any court or governmental authority that at the time is being contested in good faith by appropriate proceedings, including Liens relating to judgments thereunder as to which the Company or any Principal Subsidiary has not exhausted its appellate rights;

(g)    Liens on deposits, investments or other property or rights required by any Person (i) with whom the Company or any Principal Subsidiary enters into forward contracts, futures contracts, swap agreements or other commodities, derivative or other similar contracts (or, in each case, any credit support therefor) (A) in the ordinary course of business and (B) in accordance with established risk management policies or practices or otherwise approved by the Board of Directors of the General Partner or a committee thereof and/or (ii) to secure liability to insurance carriers under insurance or self-insurance arrangements;

(h)    Liens in connection with leases or subleases (other than financing leases) made by, or existing on property acquired, owned or leased by, the Company or any Principal Subsidiary;

(i)    Liens securing obligations, neither assumed by the Company or any Principal Subsidiary nor on account of which the Company or any Principal Subsidiary customarily pays interest, upon real estate or under which the Company or any Principal Subsidiary has a right-of-way, easement, franchise or other servitude or of which the Company or any Principal Subsidiary is the lessee of the whole thereof or any interest therein for the purpose of locating pipe lines, substations, measuring stations, tanks, pumping or delivery equipment or other equipment or facilities;

(j)    easements (including, without limitation, reciprocal easement agreements and utility agreements), zoning restrictions, rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions on the use of property, survey exceptions or irregularities in title thereto, charges or encumbrances (whether or not recorded) affecting the use of real property and which are incidental to, and do not materially interfere with the use of such property in the operation of the business of the Company and its Subsidiaries, taken as a whole, or materially impair the value of such property for the purpose of such business;

(k)    Liens in favor of the United States of America, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Debt of the pollution control or industrial revenue bond type;

(l)    Liens of any kind upon any property acquired, constructed, developed, repaired or improved by the Company or any Principal Subsidiary (whether alone or in association with others) that are created prior to, at the time of, or within 12 months after such acquisition (or in the case of property constructed, developed, repaired or improved, after the completion of such construction, development, repair or improvement and commencement of full commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price or cost thereof; provided, that in the case of such construction, development, repair or improvement the Liens shall not apply to any property theretofore owned by the Company or any Principal Subsidiary other than property which was the subject of such construction, development, repair or improvement;

(m)    Liens in favor of the Company, one or more Principal Subsidiaries, one or more wholly-owned Subsidiaries of the Company or any of the foregoing in combination;

(n)    the replacement, extension or renewal (or successive replacements, extensions or renewals), as a whole or in part, of any Lien, or of any agreement, referred to in the clauses above, or the replacement, extension or renewal of the Debt secured thereby (not exceeding the principal amount of Debt secured thereby, other than to provide for the payment of any transaction expenses, underwriting or other fees related to any such replacement, extension or renewal, as well as any premiums owed on and accrued and unpaid interest payable in connection with any such replacement, extension or renewal); provided, that such replacement, extension or renewal is limited to all or a part of the same property that secured the Lien replaced, extended or renewed (plus improvements thereon or additions or accessions thereto); or

(o)    any Lien not excepted by the foregoing clauses (a) through (n); provided, that immediately after the creation or assumption of such Lien the aggregate principal amount of Debt of the Company or any Principal Subsidiary secured by all Liens created or assumed under the provisions of this clause (o), together with all net sale proceeds from the Sale-Leaseback Transactions (excluding net sale proceeds applied pursuant to clause (c)(1) of Section 4.02 of this Fourth Supplemental Indenture) shall not exceed an amount equal to 15% of the Consolidated Net Tangible Assets for the fiscal quarter that was most recently completed prior to the creation or assumption of such Lien. Notwithstanding the foregoing, for purposes of making the calculation set forth in this clause (o), with respect to any such secured indebtedness of a non-wholly-owned Principal Subsidiary with no recourse to the Company or any wholly-owned Principal Subsidiary thereof, only that portion of the aggregate principal amount of indebtedness for borrowed money reflecting the Company’s pro rata ownership interest in such non-wholly-owned Principal Subsidiary shall be included in calculating compliance herewith.

As used in this Section 4.01, the term “shares of stock” means any and all shares of Capital Stock.

Section 4.02 Restriction of Sale-Leaseback Transaction. The Company shall not, nor may it permit any Principal Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

(a)    the Sale-Leaseback Transaction occurs within one year from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later, and the Company shall have elected to designate, as a credit against (but not exceeding) the purchase price or cost of construction of such Principal Property, an amount equal to all or a portion of the net sale proceeds from such Sale-Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below);

(b)    the Company or such Principal Subsidiary would be entitled under Section 4.01 of this Fourth Supplemental Indenture to incur Debt secured by a Lien on the Principal Property subject to the Sale-Leaseback Transaction in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the Notes; or

(c)    the Company or such Principal Subsidiary, within 365 days after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (1) the prepayment, repayment, redemption or retirement of any unsubordinated Debt of the Company or any Subsidiary of the Company (A) for borrowed money or (B) evidenced by bonds, debentures, notes or other similar instruments, or (2) investment in another Principal Property.

ARTICLE 5

AMENDMENTS TO ORIGINAL INDENTURE

The amendments contained in this Article 5 shall apply to the Notes only and not to any other series of Securities issued under the Original Indenture and the provisions reflected in this Article 5 are expressly being included solely for the benefit of the Notes and not for the benefit of any other Securities issued under the Original Indenture. The provisions of this Article 5 shall be effective only for so long as any Notes remain outstanding.

Section 5.01 Defeasance and Covenant Defeasance. For all purposes of the Indenture, Section 402(3) of the Original Indenture is hereby deemed to read as follows:

“(3)    Upon the Company’s exercise of the above option applicable to this Section 402(3) with respect to any Securities of or within a series, (i) the Company shall be released from its obligations to comply with any term, provision or condition under Section 801 and Section 1007 and the covenants contained in Article 4 of the Fourth Supplemental Indenture with respect to such Securities and (ii) the occurrence of any event specified in Section 501(4) shall not be deemed to be an Event of Default, in each case on and after the date the conditions set forth in clause (5) of this Section 402 are satisfied (hereinafter, “covenant defeasance”), and such Securities shall thereafter be deemed to be not “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with any such covenant or Event of Default, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, such covenant defeasance means that, with respect to such Outstanding Securities, the Company may omit to comply with, and shall have no liability in respect of, any term, condition or limitation set forth in any such covenant or Event of Default, whether directly or indirectly, by reason of any reference elsewhere herein to any covenant or by reason of reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a default or an Event of Default under Section 501(4), or Section 501(8) or otherwise, as the case may be, insofar as it relates to Section 801 or Section 1007 and the covenants contained in Article 4 of the Fourth Supplemental Indenture, but, except as specified above, the remainder of this Indenture and such Securities shall be unaffected thereby; provided, that the obligations of the Company with respect to the payment of Additional Amounts, if any, on such Securities as contemplated by Section 1004 shall remain unsatisfied only to the extent that the Additional Amounts payable with respect to such Securities exceed the amount deposited in respect of such Additional Amounts pursuant to Section 402(5)(a) below; provided, further, that notwithstanding a covenant defeasance with respect to Section 801 or Section 1007, any Person to whom a sale, assignment, transfer, lease, conveyance or other disposition is made pursuant to Section 801 or Section 1007, shall as a condition to such sale, assignment, transfer, lease, conveyance or other disposition, assume by an indenture supplemental hereto in form satisfactory to the Trustee, executed by such successor Person and delivered to the Trustee, the obligations of the Company to the Trustee under Section 607, the second to the last paragraph of Section 402 and the last sentence of Section 1004.”:

Section 5.02 Reports by Company. For all purposes of the Indenture, Section 704 of the Original Indenture is hereby deemed to read as follows:

“Section 704    Reports by Company.

The Company pursuant to Section 314(a) of the Trust Indenture Act, shall:

(1)    file with the Trustee, within 30 days after the Company has filed the same with the Commission, unless such reports are available on the Commission’s EDGAR filing system (or any successor thereto), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) that the Company is required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of Section 13 or Section 15(d) of the Exchange Act, then it shall furnish to the Trustee and file with the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports that are required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(2)    file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this Indenture as are required from time to time by such rules and regulations; and

(3)    transmit within 30 days after the filing thereof with the Trustee, in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act, such summaries of any information, documents and reports required to be filed by the Company pursuant to paragraphs (1) and (2) of this Section 704 as may be required by rules and regulations prescribed from time to time by the Commission.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no duty to review or analyze such reports, information and documents and shall hold such reports, information and documents solely as a repository for the benefit of the Holders of the Notes.”

Section 5.03 Consolidation, Merger and Sales. For all purposes of the Indenture, Section 801 of the Original Indenture is hereby deemed to read as follows:

“Section 801    Company May Consolidate, etc., Only on Certain Terms.

The Company shall not, directly or indirectly, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets and properties of the Company and its Subsidiaries to another a Person other than the Company or its Subsidiaries in one or more related transactions unless:

(1)    either: (A) in the case of a merger or consolidation, the Company is the survivor; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, is a Person formed, organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)    the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made shall expressly assumes the due and punctual payment of the principal of, any premium and interest on and any Additional Amounts with respect to, all of the Notes, and the performance of every obligation in the Indenture and the Notes on the part of the Company to be performed or observed by a supplemental indenture or other agreement reasonably satisfactory to the Trustee;

(3)    either the Company or the successor Person shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture or other agreement is required in connection with such transaction, such supplemental indenture or other agreement, complies with this Article Eight, and that all conditions precedent herein provided for relating to such transaction have been complied with; and

(4)    immediately after giving effect to such transaction, no Event of Default or Default shall have occurred and be continuing.”

Section 5.04 Successor Person Substituted. For all purposes of the Indenture, Section 802 of the Original Indenture is hereby deemed to read as follows:

“Section 802    Successor Person Substituted for Company.

Upon any consolidation by the Company with, or merger of the Company into, any other Person or Persons in a transaction in which the Company is not the survivor, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties and assets of the Company and the properties and assets of its Subsidiaries (taken as a whole with the properties and assets of the Company) to any Person or Persons in accordance with Section 801, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as the Company herein; and thereafter (except in the case of a lease of the type described above), the predecessor Person shall be discharged from all obligations and covenants under the Indenture and the Notes.”

Section 5.05 Notice of Redemption. For all purposes of the Indenture, Section 1104 of the Original Indenture is hereby deemed to read as follows:

“Section 1104 Notice of Redemption.

Notice of redemption shall be given in the manner provided in Section 106 not less than 10 nor more than 60 days prior to the Redemption Date, unless a shorter period is specified in the Securities to be redeemed, to the Holders of Securities to be redeemed. Failure to give notice by mailing in the manner herein provided to the Holder of any Registered Securities designated for redemption as a whole or in part, or any defect in the notice to any such Holder, shall not affect the validity of the proceedings for the redemption of any other Securities or portion thereof.

Any notice that is mailed to the Holder of any Registered Securities in the manner herein provided shall be conclusively presumed to have been duly given, whether or not such Holder receives the notice.

All notices of redemption shall state:

(1)    the Redemption Date;

(2)    the Redemption Price or if not then ascertainable, the manner of calculation thereof;

(3)    if less than all Outstanding Securities of any series are to be redeemed, the identification (and, in the case of partial redemption, the principal amount) of the particular Security or Securities to be redeemed;

(4)    in case any Security is to be redeemed in part only, the notice that relates to such Security shall state that on and after the Redemption Date, upon surrender of such Security, the Holder of such Security will receive, without charge, a new Security or Securities of authorized denominations for the principal amount thereof remaining unredeemed;

(5)    that, on the Redemption Date, the Redemption Price shall become due and payable upon each such Security or portion thereof to be redeemed, and, if applicable, that interest thereon shall cease to accrue on and after said date, subject to such conditions as may be specified pursuant to Section 301 with respect to such Security;

(6)    the place or places where such Securities are to be surrendered for payment of the Redemption Price and any accrued interest and Additional Amounts pertaining thereto;

(7)    that the redemption is for a sinking fund, if such is the case;

(8)    in the case of Securities of any series that are convertible or exchangeable into Common Units or other securities, cash or other property, the conversion or exchange price or rate, the date or dates on which the right to convert or exchange the principal of the Securities of such series to be redeemed will commence or terminate and the place or places where such Securities may be surrendered for conversion or exchange; and

(9)    the CUSIP number (or any other numbers used by a Depositary to identify such Securities).

Notice of redemption of Securities to be redeemed at the election of the Company shall be given by the Company or, upon Company Request, by the Trustee in the name and at the expense of the Company.”

ARTICLE 6

Miscellaneous Provisions

Section 6.01 Recitals by Company. The recitals in this Fourth Supplemental Indenture are made by the Company only and not by the Trustee, and the Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture. All of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and this Fourth Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 6.02 Ratification and Incorporation of Original Indenture. As amended and supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Fourth Supplemental Indenture shall be read, taken and construed as one and the same instrument. If and to the extent that the provisions of the Original Indenture are duplicative of, or in contradiction with, the provisions of this Fourth Supplemental Indenture, the provisions of this Fourth Supplemental Indenture shall govern.

Section 6.03 Executed in Counterparts. This Fourth Supplemental Indenture may be executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument. Portable Document Format (PDF) or facsimile signatures shall be deemed originals.

Section 6.04 Governing Law; Waiver of Jury Trial. THIS FOURTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND, IN EACH CASE, PERFORMED IN SAID STATE. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FOURTH SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.05 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf by its duly authorized signatory, all as of the day and year first above written.

ENABLE MIDSTREAM PARTNERS, LP

By:	ENABLE GP, LLC, its general partner

	By:	/s/ John P. Laws
	Name:	John P. Laws
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Alejandro Hoyos
Name:	Alejandro Hoyos
Title:	Vice President

Signature Page to Fourth Supplemental Indenture

ANNEX A

FORM OF NOTE

[FORM OF FACE OF NOTE]

ENABLE MIDSTREAM PARTNERS, LP

4.150% Senior Note due 2029

[Insert the Global Security Legend, if applicable pursuant to the provisions of the Indenture]

Face A - 1

No.	U.S.$
CUSIP: 292480AM2
ISIN: US292480AM22

Enable Midstream Partners, LP, a Delaware limited partnership (herein called the “Company,” which term includes any successor or resulting Person under the Indenture (as defined on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of                      United States Dollars on September 15, 2029, and to pay interest thereon from September 13, 2019, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on March 15 and September 15 (each, an “Interest Payment Date”) in each year, commencing on March 15, 2020, at the rate of 4.150% per annum, until the principal hereof is paid or made available for payment and at the same rate per annum on any overdue principal and premium and on any overdue installment of interest (to the extent that the payment of such interest shall be legally enforceable). Interest on this Security shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any partial period shall be computed on the basis of a 360-day year comprised of twelve 30-day months and the days elapsed in any partial month. If any date on which interest is payable on this Security is not a Business Day, then the payment of the interest payable on such date shall be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date the payment was originally payable. A Business Day shall mean, when used with respect to any Place of Payment, each day that is not a Saturday or Sunday or other day on which banking institutions in that Place of Payment are authorized or required by law, regulation or executive order to close. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 1 or September 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed or traded, and upon such notice as may be required by such exchange, all as more fully provided in such Indenture.

[If a Global Security, insert—Payment of the principal of (and premium, if any) and interest on this Security shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of principal of, premium, if any, and interest on this Security shall be made by wire transfer of immediately available funds to the Depositary for this Global Security; provided, that in the case of payments of principal and premium, if any, at maturity or upon redemption, this Security is first surrendered to the Paying Agent.]

[If a Definitive Security, insert— Payment of the principal of (and premium, if any) and interest on this Security shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of (i) principal, premium, if any, and interest due at the Stated Maturity or earlier redemption of this Security shall be made at the office of any Paying Agent upon surrender of this Security to such Paying Agent and (ii) interest shall be made, at the option of the Company, subject to such surrender where applicable, by (A) check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (B) wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least 16 days prior to the date for payment by the Person entitled thereto.]

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Face A - 2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:                     ,

ENABLE MIDSTREAM PARTNERS, LP

By:	Enable GP, LLC, its general partner

By:
Name:
Title:

Face A - 3

[Form of Trustee’s Certificate of Authentication]

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:                      ,

Face A - 4

[REVERSE OF NOTE]

ENABLE MIDSTREAM PARTNERS, LP

4.150% Senior Note due 2029

This Security is one of a duly authorized issue of senior securities of the Company (the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of May 27, 2014 (such Indenture, as amended and supplemented being referred to herein as the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), as amended and supplemented by the Fourth Supplemental Indenture thereto dated as of September 13, 2019, by and between the Company and the Trustee, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Capitalized terms used but not defined herein have the meanings set forth in the Indenture. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $550,000,000. To the extent any provision of this Security conflicts with the express provisions of the Indenture, the Indenture shall govern and be controlling. The Company may issue an unlimited aggregate principal amount of additional Securities of this series under the Indenture. Any such additional Securities shall be treated as issued and outstanding Securities of the same series as this Security (with identical terms other than with respect to the issue date, the date of first payment of interest, if applicable, and the payment of interest accruing prior to the issue date) for all purposes of the Indenture, including waivers, amendments, and redemptions.

At any time prior to the Par Call Date, this Security is redeemable, in whole or in part, at the option of the Company at a redemption price equal to the greater of (i) 100% of the principal amount of this Security to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest hereon that would have been due if this Security matured on the Par Call Date (exclusive of interest accrued to the Redemption Date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to, but not including, such redemption date. From and after the Par Call Date, this Security is redeemable, in whole or in part, at the option of the Company, at a redemption price equal to 100% of the principal amount of this Security to be redeemed, plus accrued and unpaid interest, if any, on the principal amount being redeemed to, but not including, such redemption date.

For purposes of determining any Redemption Price, the following definitions shall apply:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed, calculated as if the maturity date of the notes were the Par Call Date (the “Remaining Term”), that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Term of the notes; provided, however, that if no maturity is within three months before or after the Par Call Date, yields for the two published maturities most closely corresponding to such United States Treasury security will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month.

“Comparable Treasury Price” means, with respect to any Redemption Date, (a) the average of two Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest of all of the Reference Treasury Dealer Quotations or (b) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Par Call Date” means June 15, 2029.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means (a) Citigroup Global Markets Inc., J.P. Morgan Securities LLC and a Primary Treasury Dealer (as defined below) selected by MUFG Securities Americas Inc., and their respective successors which are U.S. government securities dealers (a “Primary Treasury Dealer”); provided, however, that if the foregoing ceases to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer and (b) one other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding any Redemption Date.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest shall cease to accrue on this Security or the portions hereof called for redemption.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

The Company is not required to make mandatory redemption or sinking fund payments with respect to this Security.

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of this Security or (b) certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain existing and past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, regardless of whether notation of such consent or waiver is made upon this Security.

No Holder of this Security shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless (a) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Securities of this series, (b) as set forth in the Indenture, the Holders of not less than 25% of the principal amount of the Outstanding Securities of this series shall have made written request to the Trustee to institute proceedings in respect of certain Events of Default set forth in the Indenture in its own name as Trustee hereunder, (c) such Holder or Holders have offered to the Trustee indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request, (d) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding and (e) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of this series; it being understood and intended that no one or more of such Holders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of the Indenture or this Security to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner herein provided or provided in the Indenture and for the equal and ratable benefit of all such Holders.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place(s) and rate, and in the coin or currency, herein prescribed.

The Securities of this series are issuable only in registered form without coupons in denominations of U.S. $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including fees and expenses of the Trustee) payable in connection therewith, other than exchanges pursuant to Sections 304, 306, 906 and 1107 of the Indenture.

Except as provided in the Indenture, prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and none of the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse under or upon any obligation, covenant or agreement of or contained in the Indenture or of or contained in this Security, or for any claim based thereon or otherwise in respect thereof, or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, shareholder, partner, member, officer, manager or director, as such, past, present or future, of the Company or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment, penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released by the acceptance hereof and as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of the Securities.

This Security shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said State.

Schedule of Exchanges of Interests in the Global Security*

The following exchanges of a part of this Global Security for an interest in another Global Security or for a Definitive Security, or exchanges of a part of another Global Security or Definitive Security for an interest in this Global Security, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian
	$	$	$

*	This schedule should be included only if the Security is in global form.

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